Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-184311 on Form S-8 of our report dated March 14, 2014 with respect to the consolidated balance sheets of Durata Therapeutics, Inc. and subsidiaries (a development stage company) as of December 31, 2013 and 2012, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2013 and the period from inception (November 4, 2009) to December 31, 2013, which appears in the December 31, 2013 Annual Report on Form 10-K of Durata Therapeutics, Inc.

/s/ KPMG LLP

Short Hills, New Jersey

March 14, 2014